Exhibit 99.1
ASHFORD SHAREHOLDERS’ MEETING — MAY 2010
Good morning and thank you for attending Ashford’s annual shareholders meeting.
Last year at this time the hotel industry was going through severe demand shocks not seen since the months immediately after 9/11. Industry prognosticators were predicting a dire 2009 with RevPAR growth estimates at near all-time lows in the -4% to -10% range. No one could have guessed how conservative those estimates would turn out to be. We can now look back at 2009 as the worst year in the history of the hotel industry since the Great Depression. United States RevPAR for all hotels ended the year down 16.7%, a number that will live in infamy for hoteliers going forward.
Despite this challenging environment, Ashford was able to implement proactive strategies that allowed us to successfully navigate through this past year, take advantage of some attractive investment opportunities, and position us well for an economic recovery. These strategies include extending debt maturities, maintaining sufficient liquidity, superior asset management, interest rate swaps, and buying back the company’s common and preferred stock. As a result of these strategies, Ashford’s total shareholder return in 2009 of 304% ranked 3rd best among all 122 equity REITs and 1st among all hotel REITs. Ashford has continued to perform well in 2010 as it ranks third out of 11 hotel REITs with year-to-date total shareholder returns of 78%.
In 2009, total hotel revenue decreased 18.4% to $921.6 million. Adjusted funds from operations (AFFO) decreased 42.1% to $100.6 million, while AFFO per share decreased only 14.5% to $1.12 per diluted share. Ashford significantly outperformed all hotel REITs in 2009 on an AFFO per share basis. Adjusted earnings before interest, income taxes, depreciation and amortization (adjusted EBITDA) decreased 38.7% to $207.8 million. Cash available for distribution (CAD) was down 48.0% to $70.0 million, while CAD per share was down only 23.5% to $0.78 per diluted share. Pro forma RevPAR for all hotels decreased 17.5%. Ashford has maintained significant liquidity throughout this economic downturn, which is demonstrated by the fact that we ended the year with $165.2 million in corporate unrestricted cash.
From the operational side of our business, our aggressive asset management strategies enabled us to increase our RevPAR yield index, exceeding our competitive sets. We also achieved our 50% net operating income flow-through goal despite the precipitous drops in nationwide RevPAR, which helped us to outperform our peer set in minimizing margin erosion.
[SLIDE 1] Importance of Remington
[SLIDE 2] Drop in margin was 30% less than peers
Going forward, we are intensely focused on maintaining the tight cost controls that have been put in place, while at the same time looking for opportunities to increase revenues.
This past year was an interesting one in the capital markets, with substantial money being raised through the equity markets, while the debt capital markets continued to remain virtually frozen. Despite this difficult lending environment, we have continued to work to refinance and extend the maturities on our loans. While most companies found it impossible to find debt in 2009, we were successful in accessing $285 million of debt capital this past year. Subsequent to the year end we have successfully refinanced an additional $156 million loan that extends a 2011 maturity into 2013 and eliminates coverage tests. As a result of these debt capital strategies, all of our 2010 maturities have been addressed. Our focus now is on loans maturing in 2011 and beyond.
In March 2008, as a hedge against deteriorating RevPAR numbers, we made the decision to swap $1.8 billion of fixed-rate debt to floating-rate debt. We have subsequently purchased flooridors in order to further hedge against RevPAR decreases. During 2009, we realized $52.3 million of cash income from these strategies. When including the effect of the swap/flooridors, our weighted average interest rate on our total debt was 2.95% at year-end, compared to 5.19% without the swap. These savings should continue to be significant in 2010, as the Federal Reserve has indicated that it intends to keep its Fed Funds target rate low for an extended period of time.
One of Ashford’s primary uses of capital in 2009 was the repurchase of its common stock. As of the end of the 1st quarter 2010, Ashford has repurchased 71.5 million shares (which is approximately 49% of our peak fully diluted share count) since the inception of our buyback program at a total cost of $224 million. This amount equates to an average price per share of $3.13. In 2009 alone we purchased 30.1 million shares for $80.7 million (at an average price of $2.69 per share). We believe that this strategy provides the greatest long-term shareholder return among our investment alternatives. There will undoubtedly be some attractive asset investment opportunities in our industry over the next few years, but it is yet unknown to what magnitude these opportunities will be available.
[SLIDE 3] Buyback vs. issuing stock
Ashford went public in 2003 with the purpose of taking advantage of hotel cycles, but with a strategic plan that differed from all of its peers. This strategy was to create a more consistent earnings stream throughout an entire hotel cycle through diversification of chain scale, asset type, geography and manager. Over the past few years we also determined that our strategy could be augmented through floating-rate debt and share buybacks. Now that we’ve been through an entire hotel cycle since our IPO, it is appropriate to look back and see how we have done from operating and returns perspectives.
[SLIDE 4] AFFO per share outperformance
[SLIDE 5] Consistently higher shareholder returns

While enduring one of the worst years for the lodging industry in history, we have strived to maximize shareholder value. The U.S. economy has begun to recover along with the lodging industry. Ashford is well positioned to take advantage of this recovery. Our unique strategy separates us from our peers and we believe will propel us to outperform over the next several years.
Thank you for your continued investment in Ashford.